                                                                                                                                                                                                                      EXHIBIT 6.0

Licensing Agreement

AGREEMENT dated this 15th of July, 2003, between BABY BUDDHA, INC., (hereinafter referred to as “licensor”), located at 3014 Loomis Street, Honolulu, HI 96822, and MAUI GENERAL STORE INC., (hereinafter referred to as “licensee”) located at P.O. Box 297, Hana, HI 96713.

   WITNESSETH:

WHEREAS, the licensor is the owner of the distinctive items of intellectual property more particularly described and defined in schedule A annexed hereto and made a part hereof, together with the copyrights and other rights of reproduction in those matters susceptible of reproduction as well as the trademarks, trade dress and design patents for products and services listed in the aforesaid schedule; and

WHEREAS, the licensee desires to utilize certain of said elements of intellectual property and elements, parts and derivatives thereof in the design, production, marketing and sale of its merchandise upon the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained and for other good and valuable considerations, intending to be legally bound, the parties agree as follows:

   1. DEFINITION OF TERMS

     If the event that any of the following terms appear in this Agreement the terms shall be interpreted as follows:

(a) “Wholesale Sales Market” shall mean the sale of Goods by Licensee directly or through its authorized wholesalers to retailers or other third parties with the intention that such retailers or third parties will resell or redistribute all or essentially all of the Goods to consumers, customers, clients, end users, or final intended recipients of the Goods.

(b) “Consumer Sales Market” (as opposed to Wholesale Sales) shall mean the sale or distribution of Goods by Licensee directly or through its authorized representatives, distributors, or retailers to consumers, customers, clients end users, or final intended recipients of the Goods.

(c) “E-Commerce Sales Channel” shall mean sales of Goods try Licensee to a variety of companies, organizations, cooperative associations, Individuals, or entities through solicitation on the Internet.

(d) “Sales Force Sales Channel” shall mean sales of Goods by Licensee to a variety of companies, organizations, cooperative associations, individuals, or entities through personal solicitation by a sales representative of Licensee, in either a face-to-face or telemarketing setting.

(e) “Direct Mail Sales Channel” shall mean sales of Goods by Licensee to a variety of companies, organizations, cooperative associations, individuals, or entities through solicitation by direct mail or catalogues.

(f) “Advertising Specialty Sales Channel” shall mean sales of Goods, bearing an advertising message or to be distributed for advertising purposes, by Licensee to a variety of companies, organization, cooperative associations, individuals, or entities through the Internet direct mail, or personal solicitation by a sales force member.

(g) “Custom Product Sales Channel” shall mean sales of Goods, manufactured or produced to a single company, organization, individual, or entity’s specifications, by Licensee directly to that company, organization, cooperative association, individual, or entity for its own use, or, in the case of a cooperative association, the use of one or more of its members. The entire print run for a Custom Product must be distributed to a single company, cooperative association or a member thereof, organization, individual, or entity.

(h) “Special Promotion Sales Channel” shall mean sales of Goods by Licensee to a variety of companies, organizations, cooperative associations, individuals, or entities who will use the Goods for the purposes of fund raising for or raising awareness about any institution or individual.

(i) “Retail Sales Channel” shall mean sales of Goods by Licensee to a variety of companies, organizations, individuals, or entities through solicitation in stores, markets, showrooms, and similar point-of-purchase locations.

(j) “Premium” shall mean any article used in a publicity, promotional or advertising campaign for the purpose of increasing the sale of another item, product or service, or used to motivate a sales force, merchant, customer, or any other person to perform a specific act.

(k) “Original Term” shall mean the five (5) year period beginning on the later to occur of the initial production in commercially significant quantities of the first product utilizing the intellectual property which is the subject of this Agreement or November 1, 200 1, and ending five (5) years after such on initial production date or October 31, 2006, whichever date is later, it, nevertheless, being understood and agreed that prior to the signing of this Agreement and/or the commencement of the Original Term hereof, the Licensee shall have the right to design and produce prototypes and samples of Goods to be manufactured, marketed and sold under the provisions of this Agreement, provided that such Goods shall not actually be sold or delivered to buyers prior to the commencement of the Original Term of this Agreement. It is understood and agreed, however, that in the event that commercially significant quantities of products utilizing the intellectual property (or an item thereof) shall not have been produced by the licensee two (2) years after the date hereof, this Agreement shall terminate and cease to be of any force or effect between the parties, except to the extent that rights shall have accrued to the licensor by virtue of the acts or omissions of the licensee (accept its failure to have produced significant commercial quantities of such product or products) or obligations been incurred by the licensee to the licensor hereunder prior to the expiration of that two (2) year period.

(l) “Contract Year” shall mean the period commencing on January 1st and ending on December 31st of the same year.

(m) “Net Wholesale Sales Market Price” shall mean the price at which the Goods are sold by Licensee, its agents or representatives, in the Wholesale Sales Market to Licensee’s customers net of all returns actually made or allowed.

(n) “Net Consumer Sales Market Price” shall mean the price at which the Goods are sold by Licensee, its agents or representatives, in the Consumer sales Market to consumers, customers, clients, end users, or final intended recipients, exclusive of sales taxes, shipping, handling and similar charges collected by the Licensee in making or processing such sales.

(o) “Territory” shall mean the area in which Licensee way sell, distribute, or dispose of any Goods produced pursuant to any contract that Licensor has entered into with Licensee or any third party

(p) “Advance Against Royalties” shall mean a sum of money paid to Licensor by Licensee, against which accumulated Royalties are offset until the amount of earned Royalties becomes greater than the advances amount. An Advance Against Royalties is in no case or event refundable.

(q) “Royalty(ies)” shall mean the percentage of Net Consumer Sales Market Price or Net Wholesale Sales Market Price due to Licensor from Licensee in exchange for the rights granted under this Agreement.

(r) “Minimum Guarantee” shall mean the minimum Royalty amounts due to Licensor from Licensee during the Original Term or any subsequent term of this Agreement. Such monies shall not be carried forward into any subsequent term as an Advance Against Royalties.

(s) “Watermark” shall mean a client-specific image identifier which may be digitally encrypted by Licensor and used for Internet security purposes.

(t) “Low Resolution Images” shall mean an image of resolution not in excess of seventy-two (72) dots per inch (dpi) at 1.25 inches in width by the corresponding proportionate height (which height may vary due to fluctuations in reproduction specifications).

(u) “High Resolution Images” shall mean an image of resolution greater than seventy-two (72) dpi at 1.25 inches in width by the corresponding proportionate height (which height may vary due to fluctuations in reproduction specifications).

2. GRANT OF LICENSE

Subject to the limitations set forth in Paragraphs 2 (c) through (f) below, and the other conditions of this Agreement, for the Original Term of this contract the Licensor hereby grants to Licensee the rights to use the illustrations listed under Schedule A below, hereinafter referred to as “Materials”) on the following merchandise (above and hereinafter referred to as “Goods”):

(a) Description of Goods: children’s’ clothing.

(b) Description of Materials: 100% cotton and cotton flannel

(c) Market: Licensee may, under the terms of this Agreement, sell or distribute Goods in the Wholesale Sales Market.

(d)           Sales Channel:                          Within the Wholesale Sales Market, Licensee shall only make sales of Goods as described in Paragraph I (c,d,c) above. Sales other than in the E-Commerce Sales, Sales Force Sales and Direct Mail Sales channels are strictly prohibited and require the prior written consent of Licensor, which shall not be unreasonably withheld.

(e) Territory: The license hereby granted extends worldwide.

(f)           Limitations on License: No license is granted hereunder for the use of Material for any purpose other than upon or in connection with the design, manufacture, packaging, promotional marketing and sale of the Goods. No license is granted hereunder for the manufacture, sale or distribution of Goods to be used as Premiums, for publicity purposes, in combination sales, as giveaways, or to be disposed of under similar discounted methods of merchandising. In the event Licensee desires to sell Goods for such purposes, Licensee acknowledges and agrees that it must first seek and obtain a separate license therefore from Licensor and that the user thereof must also obtain a separate license from Licensor for such use of the Goods. Licensee and any other entity which elects to display the Images on their Web site in furtherance of this Agreement or in the promotion of the Goods, may only display Low Resolution Images, which have been sent to Licensor in JPEG Windows compatible image file format for the application of a Watermark, on such Web Site. All High Resolution Images may not be included on any Web Site. For copyright protection purposes, Licensor reserves the right to amend these Web Site requirements or to require alternative image linkage at its discretion. Licensee shall be given at least sixty (60) days notice of any required change in Web Site display policies or procedures.

(g)           Exclusivity: For the Original Term of this Agreement and any extensions thereof, Licensor will not license any other person to use, in the Market Sales Channel, and Territory, the Material listed under Schedule A on the Goods listed in Paragraph 2(a) above.

   3. ROYALTIES

     (a) Royalty Rate: In consideration of this license, the Licensee shall pay to the Licensor, during the Original Term of this Agreement and any extension thereof, a Royalty in the amount of five (5%) percent of the Net Wholesale Sales Market Price of Goods sold. In computing Net Wholesale Sales Market Price, no costs incurred in other advertising and promoting allowances, or distributing the Goods or any indirect expenses shall be deducted.

     (b) Minimum Royalty: Licensee undertakes and agrees to pay licensor a minimum royalty and/or as advances against future royalties of Two hundred fifty thousand and no/ 100 dollars ($250,000.00) on or before the close of the Original Term as determined in accordance with Article I (k) hereof and to pay to and/or advance the further sum of Five hundred thousand and no/ 100 dollars ($500,000.00) for the five (5) year term commencing on the expiration of the Original Term, as aforesaid. Provided that the licensee shall have paid the licensor royalties and advances against royalties during the Original Term and the five (5) year period following the conclusion of the Original Term in the aggregate sum of One Million and no/ 100 dollars ($ 1,000,000.00), this agreement shall automatically be renewed for a single ten (10) year additional term on the same terms and conditions as in this Agreement set forth, with no further advance royalties.

   4. ACCOUNTING

     Not later than the thirtieth (30th) day after every quarter during the Original Term and any extension thereof, and thereafter so long as any sates are made by the Licensee pursuant to this Agreement, the Licensee shall furnish to the Licensor a full, complete and accurate statement showing the number of Goods by type, size, and Market which have been sold by the Licensee, the Wholesale and Consumer Sales Market Price thereof, and any Goods which have been returned to the Licensee for any reason during the preceding quarter. For the purposes of this’ Agreement, an item is considered to be sold when it is invoiced or shipped, whichever is sooner.

   5. PAYMENT

     Simultaneous with the rendition of the statement as aforesaid in Paragraph 4 above, the Licensee shall pay to the Licensor 1 subject to the provisions of Paragraphs, such Royalties as the statement indicated are due the Licensor.

   6. DURATION

     Renewal Option: At the conclusion of the Original Term, the licensee will have the right to renew this Agreement for a period of five (5) additional years if the licensee shall have remitted to the Licensor the sum of Two hundred fifty thousand and no/100 dollars ($250.000.00) in royalties earned and in otherwise non-refundable advances against royalties to be earned by the end of the First Renewal term, provided that the licensee is in compliance with all material terms and conditions of this Agreement on its part to be performed at the expiration of the Original Term. Thereafter, and provided that the licensee is in compliance with all material terms and conditions of this Agreement on its part to be performed at the expiration of the First Renewal Term the licensee will have the right to renew this Agreement for second period of five (5) additional years if the licensee shall have remitted to the licensor the sum of Five hundred thousand and no/100 dollars ($500,000.00) in royalties earned and in otherwise non-refundable advances against royalties to be earned by the end of the Second Renewal Term Thereafter, and provided that the licensee is in compliance with all material terms and condition of this Agreement. On its part to be performed at the expiration of the Second Renewal Term the licensee will have the right to renew this Agreement for final period of ten (10) additional years if the licensee shall have remitted to the Licensor the sum of One Million and no/ 100 dollars (S 1,000,000.00) in royalties earned by the end of the Second Renewal Tenn. In the event Licensee does not exercise a renewal option or on the expiration of the Agreement at the end of the final renewal period, all rights granted the Licensee shall automatically terminate, subject to the provisions of Article 16 hereof.

   7. QUALITY

     Licensee acknowledges that if the Goods manufactured and sold by it are of inferior quality in material and Workmanship, to samples or prototypes theretofore approved by the Licensor, the substantial goodwill which the Licensor has built up and now possesses in the Material will be impaired. Accordingly; Licensee warrants that the Goods will be of high standard and of such appearance and quality as shall be reasonably adequate and suited to their exploitation to best advantage. Licensee shall submit to Licensor finished art work and/or a facsimile of all Goods to be manufactured, together with its cartons and containers, including packaging and wrapping material, which shall be approved in writing by the Licensor before the Goods are advertised, distributed or sold. Any article submitted and not disapproved within fourteen (14) days of the receipt of same by Licensor shall be deemed to have been approved. After samples of the Goods have been approved pursuant to this paragraph, Licensee shall not depart therefrom without written consent of the Licensor. In the event there is a departure from the approved sample of the Goods made or distributed by Licensee, or in the event there is an occurrence connected with Licensee or any such Goods which reflects unfavorably upon Licensor, the Licensor shall have the right in the reasonable exercise of its sole discretion to withdraw its approval of such Goods, at which time this Agreement shall automatically terminate with respect to such Goods.

   8. SAMPLES

     Licensee shall supply Licensor with six (6) samples of all the completed Goods for each illustration considered part of the Material under Schedule A.

   9. BOOKS AND RECORDS

     The Licensee shall keep full, complete and accurate books of account and records covering all transactions relative to the subject matter of this Agreement. Licensor, through its authorized representative shall have the right to examine such books of account and records and other documents and material in Licensee’s possession or under its control insofar as they relate to the manufacture and sale of Goods upon reasonable notice to Licensee and not more frequently than once in any twelve (12) month period during the term of this Agreement. The Licensor shall have free and full access therefrom at any reasonable hour of the day during which the Licensee’s offices are open and in any reasonable manner. Licensee need only retain such books of account and records for a two-year period following the termination of this Agreement.

   10. GOODWILL

     The Licensee accepts and relies upon the Licensor’s representation that the Material is unique and original and that the Licensor is the owner thereof. The Licensee shall not, during the Original Term of this Agreement or any time thereafter, dispute or contest directly or indirectly; the Licensor’s ownership of the Material; The Licensor’s exclusive right (subject to this license) to use the Material; the validity of any of the copyrights or trademarks pertaining thereto or the licensor’s ownership thereof. Nor shall the Licensee assist Or aid others in doing so. At the Licensor’s request the Licensee shall cooperate with the Licenser in preventing or stopping any infringement or unfair use by any third party of the Goods or the Material, The Licensor shall bear, on a current, as incurred basis and holding the Licensee harmless therefrom, the costs of preventing or stopping any such infringement or unfair use, which it elects to pursue, and the Licensee’s obligation will be limited to providing full cooperation to Licensor.

   11. LICENSEE’S EFFORTS

Licensee agrees that it will exercise its best efforts to manufacture, distribute and sell the Goods within the Market and Territory. It is also agreed that Licensee will use its best efforts to fulfill orders for Goods in a timely and reasonable manner. Should there be an unforeseen delay in fulfilling customers’ orders for Goods, Licensee will exercise all possible diligence in informing those customers of the delay, and complying totally with Federal Trade Commission regulations and all other relevant state and federal laws. In the event of an unforeseen delay in fulfilling orders to customers, Licensee also agrees that it will take such reasonable steps as may be commercially prudent to refrain from advertising or promoting Goods, or soliciting orders from consumers until such problems are cured.

   12. COPYRIGHT, ETC.

(a)

If the Licensor requires any specimens of the Goods, or any photographic reproductions of the same, for use in filing copyright, trademark or patent applications, the Licensee shall provide the Licensor with the same at Licensee’s expense.

(b)

At the Licensor’s request, the Licensee shall execute assignments in favor of the Licensor of any and all copyrights, intellectual property rights, trademarks (other than trademarks and intellectual property rights inherent in the Goods and/or developed by the Licensee in the product category in which a particular type of Good is being produced and sold under the terms of this Agreement) relating to the Goods and/or the Material without further consideration.

(c)

Licensee shall ensure and warrant that it will provide a legally sufficient copyright notice on the Goods and/or the packaging, wrapping, advertising and promotional material bearing any reproductions of the Goods or the Material, in the following format designated by Licensor:

(C) 200* Baby Buddha, Inc.

or any other format as Licensor shall from time to time direct. Compliance with this assurance and warranty shall be deemed to have been satisfied by the Licensee if it shall have affixed or applied such notices as shall have been approved in writing by the Licensor. The Licensee further warrants that it will give such reasonable notice to its customers as shall have been approved in writing by the Licensor to insure that any reproductions made by its customers also bear the Licensor’s legal copyright notice.

   13. ADVERTISING/STYLE GUIDELINES

All advertisements and promotional materials which Licensee intends to use to promote Goods shall be submitted to Licensor for its written approval prior to publication. Licensor shall have fourteen (14) days from the date of receipt of said material in which to approve or disapprove it. Such approval shall not be unreasonably withheld by Licensor. Any disapproval made by the Licensor with respect to such a submission shall be made in such detail as will permit the Licensee to make necessary corrections for resubmission for approval. In the event written disapproval of any submission is not received by the Licensee at the expiration of fourteen (14) days from the date of its receipt by the Licensor, or, with respect to a resubmission, within seven (7) days from the date of its receipt by the Licensor, the submission or resubmission shall be deemed to have been approved.

To the fullest extent possible, the style guidelines of the Licensor will be followed in advertising, labeling and promotion.

14. RIGHT OF TERMINATION

Without prejudice to any other rights, Licensor shall have the right to terminate this Agreement upon thirty (30) days written notice to Licensee, sent by certified mail, return receipt requested, at any time that any of the following may occur:

(a)	If Licensee shall not have begun the bona fide design, manufacture or production of the Goods licensed hereunder within ninety days (90) from the commencement of the Original Term hereof.

(b)	If Licensee shall be unable to fulfill or obtain valid purchase orders for the Goods in the Market and Territory hereof for any reason for a period of six (6) months or more.

(c)	If Licensee shall fall to make arty payment due hereunder or to deliver any of the statements herein referred to, and if such default shall continue for a period of sixty (60) days.

(d)

If Licensee shall be unable to pay its liabilities when due, or shall make any assignment for the benefit of creditors, or shall file any petition under Chapter 10, 11 or 12 of Title 11, United States Code, or file a voluntary petition in bankruptcy or be adjudicated as bankrupt or insolvent or if any receiver is appointed for its business or property and such receivership is have the right to terminate this Agreement. Notwithstanding the foregoing, the Licensor shall, at any time during the ten-n of this contract, have the option of demanding an assurance from Licensee of Licensee’s ongoing ability to perform the provisions of this contract, if, in the reasonable opinion of Licensor, Licensee is unable to adequately fulfill its requirements. If reasonable and adequate assurance is not received by Licensor regarding Licensee’s ability to perform, Licensor shall have the right to terminate this Agreement.

   15. SALES AFTER EXPIRATION

Should this Agreement terminate for any reason or expire, Licensee will, at the sole discretion of the Licensor, be permitted to sell its remaining inventory of Goods for a period not to exceed one hundred and twenty (120) days following the termination or expiration of this Agreement. Said request to sell inventory shall be sent to the Licensor within thirty (30) days before expiration or from Licensee’s receipt of any notice terminating the license herein. However, the Licensee shall not, without prior written consent of the Licensor, sell any such remaining Goods as distress merchandise or otherwise than in the ordinary course of business. For the purpose of this Agreement, a distress sale shall be defined as one in which the merchandise Is sold for less than fifty percent (50%) of the normal wholesale selling price. Licensee shall pay royalties on all such sales in the manner provided for in this Agreement.

   16. CESSATION OF USE

Except as otherwise provided in Paragraph 15, the Licensee shall, forthwith upon the expiration of this Agreement or any extension thereof, or upon its sooner termination, discontinue the manufacturing, printing, promotion, advertising, sale and distribution of Goods.

   17. RIGHTS RESERVED BY LICENSOR

     Any and all rights in and to said Material which are not expressly granted to the Licensee are hereby reserved by the Licensor. Any one or more of such reserved rights may be exercised or enjoyed by the Licensor, directly or indirectly, at any and all times.

   18. REIMBURSEMENT OF EXPENSES

Licensee agrees to reimburse Licensor for all labor, material and other expenses incurred by Licensor at the direct request of Licensee, provided such expenses shall have been approved in advance in writing by the Licensee in each instance.

Licensee may rent a CD-ROM, containing the Property in electronic form for a non-refundable fee of Thirty and no/100 dollars ($30.00) per illustration. The Property may also be provided to Licensee in transparency form for a fee of Fifty and no/ 100 dollars ($50.00) per image. All transparencies must be returned to Licensor within two (2) months after Licensee’s receipt. The return of CD-ROMS is not required.

Licensee further agrees to reimburse Licensor for the cost of any royalties audit deemed necessary and proper by Licensor, provided it is ultimately determined that such audit shall have found a discrepancy of five percent (5%) or more.

   19. LICENSOR’S CLAIM

Whatever claim Licensor may have against Licensee hereunder for royalties and/or for damages shall become a first lien upon all of said Goods manufactured or produced pursuant to the terms of this Agreement in the possession or under the control of Licensee or its agents upon the expiration or termination of this Agreement.

   20. REMEDIES

All specific remedies provided for in this Agreement shall be cumulative and shall not be exclusive of one another or of any other remedies available in law or equity. The failure of the Licensor to insist upon the strict performance of any of the covenants or terms hereof b be performed by the Licensee shall not be construed as a waiver of such covenants or terms.

   21. LICENSEE’S WARRANTY

Licensee hereby agrees to be solely responsible for, to defend and indemnify Licensor and its respective officers, agents and employees, and to hold each of them harmless from any claims, demand, causes of action or damages, including reasonable attorney’s fees arising out of the distribution or use of the Goods, other than those based solely on Licensee’s use of the Material authorized by this Agreement. Licensee will obtain and maintain product liability insurance in the minimum amount of Two million five hundred thousand and no/100 dollars ($2,500,000.00), per occurrence providing protection for Licensor and its respective officers, agents and employees against any attorney’s fees arising out of any alleged defects in Goods or any use thereof, in an amount and providing coverage satisfactory to Licensor. Such insurance policy shall provide that it may not be canceled without at least ten days written notice to Licensor. Further, Licensor will be furnished with a certificate of such insurance issued by the insuring company.

   22. LICENSOR’S WARRANTY

Licensor represents and warrants to Licensee that it is the sole owner of the Material and the sole proprietor of the copyrights, rights of reproduction and all other intellectual property rights in the Material and each item thereof (including but not limited to the rights to make alterations and changes therein as well as derivative works therefrom) and has the power to enter into this Agreement and that furthermore the grant to the Licensee set forth in this Agreement does not violate or infringe upon the rights or asserted rights or claimed rights of any third party and that, provided that the Licensee complies with each and every covenant and condition on its part to be performed hereunder with respect to the design, production, marketing and sale of the Goods, such performance by the Licensee does not and will not violate or infringe upon the rights or asserted rights or claimed rights of any third party. Licensor hereby agrees to indemnify Licensee, its officers, agents and employees arid to hold them and each of them harmless (including, but not limited to attorney’s fees and the other reasonable costs of defending or otherwise resisting) against claims, demands, causes of action or damages, for trademark or copyright infringement arising out of the use of the Material as authorized by this Agreement, provided that Licensor is given immediate notice of and shall have the option to undertake and conduct the defense of any such claim, demand or cause of action. Licensee may, but shall not be obligated to, join in such defense and be represented by its own counsel. All liabilities, expenses, losses, damages and reasonable attorney’s fees in connection with any such claim shall be paid by Licensor, except that if Licensee elects to be represented by its own counsel, Licensee will pay its own attorney’s fees. Licensee agrees that while it may counsel Licensor concerning the disposition of any such action, Licensor shall have the sole final decision concerning the disposition of any action and the right to dispose of inventory and works in progress as it sees fit, subject in all events, to the Licensor’s undertaking and duty to indemnify and hold the Licensee its officers, agents and employees and each of them harmless, as aforesaid.

   23. NO PARTNERSHIP OR JOINT VENTURE

This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Licensor and Licensee. The Licensee shall have no right to obligate or bind Licensor many manner whatsoever and nothing herein contained shall give or is intended to give any rights of any kind to any third party.

   24. NO ASSIGNMENT

The license hereby granted is and shall be personal to the Licensee and shall not be assignable by any action of the Licensee or by operation of the law, and any attempt at such assignment shall be null and void. The Licensee shall have no right to grant any sub-licenses. Material change in ownership of the Licensee shall render this Agreement null and void. This Agreement shall inure to the benefit of and shall be binding upon the Licensor’s successors and assigns.

   25. WAIVER AND MODIFICATION

No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by the party against whom such modification or waiver is sought to be enforced. No waiver by either party of a breach hereof of a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.

   26. NOTICE

Whenever notice is required to be given under this Agreement, it shall be deemed to be good and sufficient notice if in writing, signed by an officer or an authorized agent of the party serving such notice and sent by telegram, telex or mailed by registered or certified mail, return receipt requested, to the other party at the address stated above unless notification of a change of address is given in writing.

   27. CONSTRUCTION

This Agreement has been executed in the State of Hawaii and shall be construed in accordance with the laws of said State, irrespective of the forum in which the Agreement or any part of it may come up for construction, interpretation, or enforcement.

   28. ENTIRE AGREEMENT

This Agreement contains the entire understanding of the parties. There are no representations, warranties, promises, covenants or understandings other than those herein contained.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed by their duly authorized officers as of the day and year first above written.

BABY BUDDHA, INC. BY: JOHN A. HARRIS SIGNATURE: /s/ John A. Harris TITLE: VICE PRESIDENT DATE: JULY 15, 2003	MAUI GENERAL STORE, INC. BY: RICHARD MILLER SIGNATURE: /s/ Richard Miller TITLE: PRESIDENT DATE: JULY 15, 2003

Schedule “A” is annexed hereafter and initialed by the parties